Exhibit 10.1

FORM OF

ORAGENICS, INC.

RESTRICTED STOCK AWARD GRANT NOTICE

Oragenics, Inc. (the “Company”) has awarded to you (the “Participant”) the number of shares specified and on the terms set forth below in consideration of your services (the “Award”). Your Award is subject to all of the terms and conditions as set forth herein and in the Company’s 2021 Equity Incentive Plan (the “Plan”) and the Award Agreement (the “Agreement”), which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Agreement shall have the meanings set forth in the Plan or the Agreement.

Participant:
Date of Grant:
Number of Shares:

Vesting Schedule:	______ Shares upon date of grant
______ Shares upon ______, provided however that in the event of a Corporate Transaction, as defined in the Plan, the vesting of any unvested Shares will be accelerated in full to a date prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction).

Issuance Schedule:	Shares of Common Stock subject to the restrictions or vesting schedule herein will be issued upon the date of grant.

Participant Acknowledgements: By your signature below or by electronic acceptance or authentication in a form authorized by the Company, you understand and agree that:

● The Award is governed by this Restricted Stock Award Grant Notice (the “Grant Notice”), and the provisions of the Plan and the Agreement, all of which are made a part of this document. Unless otherwise provided in the Plan, this Grant Notice and the Agreement (together, the “Award Agreement”) may not be modified, amended or revised except in a writing signed by you and a duly authorized officer of the Company.

● You have read and are familiar with the provisions of the Plan and the Award Agreement. In the event of any conflict between the provisions in the Award Agreement and the terms of the Plan, the terms of the Plan shall control.

● The Award Agreement sets forth the entire understanding between you and the Company regarding the acquisition of Common Stock and supersedes all prior oral and written agreements, promises and/or representations on that subject with the exception of: (i) other equity awards previously granted to you, and (ii) any written employment agreement, offer letter, severance agreement, written severance plan or policy, or other written agreement between the Company and you in each case that specifies the terms that should govern this Award.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have executed and delivered this Award effective as of the day and year first above written.

ORAGENICS, INC.		PARTICIPANT

By:		By:
	Signature		Signature

Title:		Date:

Date:

ORAGENICS, INC.

2021 EQUITY INCENTIVE PLAN

AWARD AGREEMENT

As reflected by your Restricted Stock Award Grant Notice (“Grant Notice”) Oragenics, Inc. (the “Company”) has granted you an Award under its 2021 Equity Incentive Plan (the “Plan”) for the number of shares as indicated in your Grant Notice (the “Award”). The terms of your Award as specified in this Award Agreement for your Award (the “Agreement”) and the Grant Notice constitute your “Award Agreement”. Defined terms not explicitly defined in this Agreement but defined in the Grant Notice or the Plan shall have the same definitions as in the Grant Notice or Plan, as applicable.

The general terms applicable to your Award are as follows:

1. GOVERNING PLAN DOCUMENT. Your Award is subject to all the provisions of the Plan, including but not limited to the provisions in:

(a)	Section 7 of the Plan regarding the impact of a Capitalization Adjustment, dissolution, liquidation, or Corporate Transaction on your Award;

(b)	Section 10(e) of the Plan regarding the Company’s retained rights to terminate your Continuous Service notwithstanding the grant of the Award; and

(c)	Section 9(c) of the Plan regarding the tax consequences of your Award.

Your Award is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the Award Agreement and the provisions of the Plan, the provisions of the Plan shall control.

2. GRANT OF THE AWARD. This Award represents your right to be issued the number of shares of the Company’s Common Stock indicated in the Grant Notice as modified to reflect any Capitalization Adjustment and subject to your satisfaction of the vesting conditions set forth therein. Any additional shares that become subject to the Award pursuant to Capitalization Adjustments as set forth in the Plan and the provisions of Section 3 below, if any, shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other shares covered by your Award.

3. DIVIDENDS. You will receive no benefit or adjustment to this Award with respect to any cash dividend, stock dividend or other distribution except as provided in the Plan with respect to a Capitalization Adjustment.

4. WITHHOLDING OBLIGATIONS. To the extent required, and as further provided in Section 9 of the Plan, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax withholding obligations, if any, which arise in connection with your Award (the “Withholding Taxes”) in accordance with the withholding procedures established by the Company. Unless the Withholding Taxes are satisfied, the Company shall have no obligation to deliver to you any Common Stock in respect of the Award. In the event the Withholding Obligation of the Company arises prior to the delivery to you of Common Stock or it is determined after the delivery of Common Stock to you that the amount of the Withholding Obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

5. DATE OF ISSUANCE.

(a)	The issuance of shares is intended to comply with Treasury Regulations Section 1.409A-1(b)(4) and will be construed and administered in such a manner. Subject to the satisfaction of any Withholding Obligation, the Company shall issue to you the Common Stock indicated in the Award Notice (subject to any adjustment under Section 4 above, and subject to any different provisions in the Grant Notice). Each issuance date determined by this paragraph is referred to as an “Original Issuance Date.”

(b)	If the Original Issuance Date falls on a date that is not a business day, delivery shall instead occur on the next following business day. In addition, if:

i.	the Original Issuance Date does not occur (1) during an “open window period” applicable to you, as determined by the Company in accordance with the Company’s then-effective policy on trading in Company securities, or (2) on a date when you are otherwise permitted to sell shares of Common Stock on an established stock exchange or stock market (including but not limited to under a previously established written trading plan that meets the requirements of Rule 10b5-1 under the Exchange Act and was entered into in compliance with the Company’s policies (a “10b5-1 Arrangement)), and

ii.	either (1) a Withholding Obligation does not apply, or (2) the Company decides, prior to the Original Issuance Date, (A) not to satisfy the Withholding Obligation by withholding shares of Common Stock from the shares otherwise due, on the Original Issuance Date, to you under this Award, and (B) not to permit you to enter into a “same day sale” commitment with a broker-dealer (including but not limited to a commitment under a 10b5-1 Arrangement) and (C) not to permit you to pay your Withholding Obligation in cash,

iii.	then the shares that would otherwise be issued to you on the Original Issuance Date will not be delivered on such Original Issuance Date and will instead be delivered on the first business day when you are not prohibited from selling shares of the Company’s Common Stock in the open public market, but in no event later than December 31 of the calendar year in which the Original Issuance Date occurs (that is, the last day of your taxable year in which the Original Issuance Date occurs), or, if and only if permitted in a manner that complies with Treasury Regulations Section 1.409A-1(b)(4), no later than the date that is the 15th day of the third calendar month of the applicable year following the year in which the shares of Common Stock under this Award are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulations Section 1.409A-1(d).

(c)	To the extent the Award is a Non-Exempt Award, the provisions of Section 11 of the Plan shall apply.

6. TRANSFERABILITY. Except as otherwise provided in the Plan, your Award is not transferable, except by will or by the applicable laws of descent and distribution.

7. CORPORATE TRANSACTION. Your Award is subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on your behalf with respect to any escrow, indemnities and any contingent consideration.

8. NO LIABILITY FOR TAXES. As a condition to accepting the Award, you hereby (a) agree to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from the Award or other Company compensation and (b) acknowledge that you were advised to consult with your own personal tax, financial and other legal advisors regarding the tax consequences of the Award and have either done so or knowingly and voluntarily declined to do so.

9. SEVERABILITY. If any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.